Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________

GLOBAL CLEAN ENERGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

MARYLAND (State or other Jurisdiction of Incorporation or Organization)	84-1522846 (I.R.S Employer Identification Number)

1241 S. PARKER ROAD, #201 DENVER, CO (Address of Principal Executive Offices)	80023 (Zip Code)

___________________
GLOBAL CLEAN ENERGY, INC.
2007 Stock Incentive Plan
(Full Title of the Plan)
___________________

KENNETH S. ADESSKY	Copy to:
Chief Financial Officer	Paul J. Pollock, Esq.
Global Clean Energy, Inc.	Katten Muchin Rosenman LLP
1241 S. Parker Road #201	575 Madison Avenue
Denver, CO 80023	New York, New York 10022
(303) 369-5562 (Name, Address and Telephone Number of Agent for Service)	(212) 940-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☑

___________________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock	5,000,000 (3)	$0.093	$465,000	$25.95
(1)
This Registration Statement also covers an indeterminate number of shares of Global Clean Energy, Inc. Common Stock that may be issuable by reason of stock dividends, extraordinary cash dividends, or other adjustment provisions of the 2007 Stock Incentive Plan in accordance with Rule 416 under the Securities Act of 1933.

(2)
Estimated solely for the purpose of calculating the registration fee; computed, pursuant to Rule 457(c) and (h), upon the basis of the average of the bid and ask prices of the Common Stock on August 26, 2009.

(3)	Such shares are issuable under the registrant’s 2007 Stock Incentive Plan.

EXPLANATORY NOTE

This registration statement on Form S-8 (the "Registration Statement") relates to the registration of 5,000,000 shares of common stock, par value of $0.001 per share (“Common Stock”), of Global Clean Energy, Inc. (the “Registrant”) that may be issued upon the exercise of options granted, the grant of restricted stock awards, or the grant of stock appreciation rights under the 2007 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUALINFORMATION.*

_____________________

*
The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified in Rule 428(b)(1) of the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the “Commission”).  The following documents, or portions thereof, filed by the Registrant with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

a.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

b.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

c.	Our Current Report on Form 8-K filed on May 12, 2009; and

d.	The description of our securities contained in our Registration Statement on Form 10-SB-12G, filed April 12, 2000, including any amendment or report filed for the purpose of updating such information.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filings of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Article VIII of our Articles of Incorporation, the personal liability of each director and officer shall be eliminated and limited to the full extent permitted by the laws of the State of Maryland, including without limitation as permitted by the provisions of Section 2-405.2 of the General Corporation Law of the State of Maryland and any successor provision, as amended from time to time, except to the extent: (i) it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (iii) otherwise provided by the General Corporation Law of the State of Maryland. Neither any amendment nor repeal of Article VIII of our Articles of Incorporation, nor adoption of any provision of our Articles of Incorporation, our By-Laws or any statute that is inconsistent with Article VIII, shall eliminate or reduce the effect of Article VIII of our Articles of Incorporation in respect of any acts or omissions occurring prior to such amendment, repeal or adoption. If the General Corporation Law of the State of Maryland is hereafter amended or supplemented to authorize corporate action further eliminating or limiting the personal liability of our directors and officers, then the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by such amended or supplemented General Corporation Law of the State of Maryland. In the event that any of the provisions of Article VIII of our Articles of Incorporation (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

Pursuant to Article X of our Articles of Incorporation, we shall indemnify and advance expenses to any and all of our directors, officers, employees and agents to the fullest extent permitted by Section 2-418 of the General Corporation Law of the State of Maryland, as the same may be amended and supplemented, unless it is established that: (i) the act or omission was material to the matter giving rise to the liability and was omitted in bad faith or was the result of active and deliberate dishonesty; (ii) the person actually received an improper personal benefit in money, property or services; or (ii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. The rights to indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under our Articles of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such persons’ official capacity and as to action in another capacity while holding such directorship, office, employment or agency, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Neither the repeal nor modification of Article X of our Articles of Incorporation, or the adoption of any provision to our Articles of Incorporation that is inconsistent with Article X of our Articles of Incorporation, shall eliminate, restrict or otherwise adversely affect any right or protection of any such person existing hereunder with respect to any act or omission occurring prior to such repeal, modification or adoption of an inconsistent provision.

Pursuant to Article X, Section 1 of our By-Laws, each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director (as that term is used in Article X of our By-Laws only, to include directors elected or appointed pursuant to Article III of our By-Laws), officer or employee or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as such a director, officer, employee or agent, shall be indemnified and held harmless by us to the full extent authorized by the General Corporation Law of the State of Maryland, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than said law permitted us to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in Article X, Section 2 of our By-Laws with respect to proceedings seeking to enforce rights to indemnification, we shall indemnify any such indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by our Board of Directors. The right to indemnification conferred in Article X, Section 1 of our By-Laws shall be a contract right and shall include the right to be paid by us the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); further provided, however, that, if the General Corporation Law of the State of Maryland requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director, officer or employee (and not in any other capacity in which service was or is rendered by such indemnitee while a director, officer or employee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to us of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified under Article X, Section 1 of our By-Laws, or otherwise.

Pursuant to Article X, Section 2 of our By-Laws, if a claim under Section 1 of Article X of our By-Laws is not paid in full by us within 60 days after a written claim has been received by us, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against us to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the indemnitee shall be entitled to be paid the expense of prosecuting such suit. The indemnitee shall be presumed to be entitled to indemnification under Article X of our By-Laws upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking, if any is required, has been tendered to us), and thereafter we shall have the burden of proof to overcome the presumption and prove that the indemnitee is not so entitled. Neither our failure (including the Board, independent legal counsel or our stockholders), to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances, nor an actual determination by us (including the Board, independent legal counsel or our stockholders) that the indemnitee is not entitled to indemnification, shall be a defense to the suit or create a presumption that the indemnitee is not so entitled.

Pursuant to Article X, Section 3 of our By-Laws, the rights to indemnification and to the advancement of expenses conferred in Article X of our By-Laws shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.  EXHIBITS

Exhibit No.	Description

4.1
Form of common stock certificate (filed as Exhibit 4.0 to Registrant’s Form 10-SB-12G filed with the Securities and Exchange Commission on April 12, 2000, including any amendment or report filed for the purpose of updating such information, and incorporated herein by reference).

4.3	Global Clean Energy, Inc. 2007 Stock Incentive Plan (incorporated by reference to Annex F of the Registrant’s Definitive Proxy Statement, filed on September 28, 2007).

5.1	Opinion of Katten Muchin Rosenman LLP (regarding validity of common stock being registered).*

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page).*

* filed herewith

ITEM 9.  UNDERTAKINGS

The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 or Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 20 day of August, 2009.

GLOBAL CLEAN ENERGY, INC.

Date: August 31, 2009	By:	/s/ Kenneth S. Adessky
Name: Kenneth S. Adessky
Title: Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below constitutes and appoints Kenneth S. Adessky, his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Earl S. Azimov	President, Chief Executive Officer	August 31, 2009
Earl S. Azimov
/s/ Kenneth S. Adessky	Chief Financial Officer and Director	August 31, 2009
Kenneth S. Adessky
/s/ Paul Whitton	Senior Vice President and Director	August 31, 2009
Paul Whitton
/s/ Gerald Enloe	Chairman of the Board of Directors	August 31, 2009
Gerald Enloe